Exhibit 10.11

METALS USA HOLDINGS CORP.

2006 DEFERRED COMPENSATION PLAN

The Metals USA Holdings Corp. 2006 Deferred Compensation Plan (the “Plan”) has been adopted by Metals USA Holdings Corp., a Delaware corporation, effective as of the Effective Date, for the benefit of its eligible employees. The Plan is a nonqualified deferred compensation plan pursuant to which the Company (as hereinafter defined) and its Subsidiaries may defer compensation on behalf of certain employees. The Plan is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

ARTICLE I

DEFINITIONS

The following words and phrases used in this Plan shall have the respective meanings set forth below. Wherever appropriate herein, words used in the singular shall be considered to include the plural, words used in the plural shall be considered to include the singular, and the masculine gender shall be deemed to include the feminine gender.

Section 1.1 “Administrator” shall mean the Company acting through a committee appointed by the Board, which committee shall have at least two members, or any Person to whom the committee delegates its authority pursuant to Section 5.1(a)(i).

Section 1.2 “Beneficiary” shall have the meaning set forth in Section 5.7(a).

Section 1.3 “Board” shall mean the Board of Directors of the Company.

Section 1.4 “Claimant” shall have the meaning set forth in Section 6.15(a).

Section 1.5 “Code” shall mean the Internal Revenue Code of 1986, as amended.

Section 1.6 “Common Stock” shall mean the common stock of the Company, par value $0.01 per share.

Section 1.7 “Company” shall mean Metals USA Holdings Corp., a Delaware corporation, and its successors.

Section 1.8 “Deferred Compensation Account” of a Participant shall mean the bookkeeping account established on behalf of a Participant in accordance with Section 3.1.

Section 1.9 “Disability” shall mean shall mean a Participant’s absence from employment with the Company which: (i) is due to his or her inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) results from a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, and causes such Participant to receive income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Company’s employees.

Section 1.10 “Distribution Date” shall mean the date specified in Section 4.1.

Section 1.11 “Dividend” shall mean the special dividend paid to the Company’s shareholders from the proceeds received from the issuance of the $150,000,000.00 Floating Rate Senior Toggle Notes due 2012.

Section 1.12 “Effective Date” shall mean January     , 2007.

Section 1.13 “ERISA” shall have the meaning set forth in the introductory paragraph of this Plan.

Section 1.14 “Option Awards” shall mean all awards of options to purchase shares of the Company’s Common Stock under the Company’s Stock Incentive Plan.

Section 1.15 “Participant” shall mean any holder of an Option Award. The Participants are listed on Schedule A appended to the Plan.

Section 1.16 “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

Section 1.17 “Plan” shall mean the Metals USA Holdings Corp. 2006 Deferred Compensation Plan, as set forth in this document and as it may hereafter be amended from time to time.

Section 1.18 “Stock Incentive Plan” shall mean the Company’s Amended and Restated 2005 Stock Incentive Plan.

Section 1.19 “Subsidiary” shall mean any corporation or other entity of which the Company owns securities or interests having a majority, directly or indirectly, of the ordinary voting power in electing the board of directors, managers, general partners or similar governing Persons thereof.

ARTICLE II

PARTICIPATION

Section 2.1 Enrollment. Each Participant shall submit such election form(s) as may be required by the Company. Each Participant may also have on file with the Company a completed Beneficiary designation form as provided under Section 5.7 of the Plan. In addition, the Company may establish from time to time such other enrollment requirements as it determines necessary, in its sole discretion.

ARTICLE III

DEFERRED COMPENSATION ACCOUNT

Section 3.1 Deferred Compensation Accounts. On the Effective Date, the Administrator shall establish and maintain for each Participant a Deferred Compensation Account, which account shall be credited with the amount of dollars set forth on Schedule A to this Plan. No additional amounts will be credited to a Participant’s Deferred Compensation Account. No amount shall be credited to any Participant’s Deferred Compensation Account prior to the Effective Date.

Section 3.2 Assignments Prohibited. No part of a Participant’s Deferred Compensation Account shall be liable for the debts, contracts or engagements of any Participant, his or her beneficiaries or successors in interest, or be taken in execution by levy, attachment or garnishment or by any other legal or equitable proceeding, nor shall any such Person have any rights to alienate, pledge, encumber, assign or otherwise transfer any benefits or payments hereunder in any manner whatsoever except to designate a beneficiary as provided herein.

Section 3.3 Account Not Funded; No Stockholder Rights. A Participant’s Deferred Compensation Account shall be a memorandum account on the books of the Company. The balance in a Participant’s Deferred Compensation Account shall be used solely as a device for the determination of the amount to be eventually distributed to such Participant in accordance with this Plan. The balance shall not be treated as property or as a trust fund of any kind. No Participant shall be entitled to any voting or other stockholder rights with respect to his or her balance under this Plan.

ARTICLE IV

BENEFITS

Section 4.1 Time of Distribution. The balance held in each Participant’s Deferred Compensation Account shall be distributed to each Participant (or his or her Beneficiaries, as applicable) on the earliest of: (i) the second anniversary of the record payment date of the Dividend; (ii) the Participant’s death; and (iii) the date the Company terminates the Participant’s employment with the Company and/or a Subsidiary because of a Disability (the “Distribution Date”).

Section 4.2 Form of Distribution. Distributions under the Plan shall be made in a single lump sum cash payment, less any amounts to be withheld pursuant to Section 6.4 of this Plan, within thirty (30) days following the Distribution Date.

Section 4.3 Forfeiture. If a Participant’s employment with the Company and/or a Subsidiary is terminated prior to the Distribution Date for any reason other than because of the Participant’s death or Disability, including without Cause or for a Good Reason (as those terms may be defined in the Stock Incentive Plan or the Participant’s individual employment agreement), the Participant will forfeit the balance held in the Participant’s Deferred Compensation Account.

ARTICLE V

ADMINISTRATIVE PROVISIONS

Section 5.1 Administrator’s Duties and Powers.

(a) The Board shall designate as the Administrator a committee (which committee shall be composed of M. Ali Rashid and Marc E. Becker) to conduct the general administration of the Plan in accordance with the Plan. The committee shall have full discretionary power and authority to carry out that function and shall have the following duties and powers:

(i) To delegate all or part of its function as Administrator to any other Person and to revoke any such delegation.

(ii) To determine questions of eligibility and vesting of Participants and their entitlement to benefits.

(iii) To select and engage attorneys, accountants, actuaries, trustees, appraisers, brokers, consultants, administrators, physicians or other Persons to render service or advice with regard to any responsibility the Administrator or the Board has under the Plan, to designate such Persons to carry out responsibilities, and (together with the Company, the Board and the Company’s officers, and employees) to rely upon the advice, opinions or valuations of any such Persons, to the extent permitted by law, being fully protected in acting or relying thereon in good faith.

(iv) To construe and interpret the terms of the Plan for purpose of the administration and application of the Plan, in a manner not inconsistent with the Plan or applicable law and to amend or revoke any such interpretation.

(v) To adopt rules of the Plan that are not inconsistent with the Plan or applicable law and to amend or revoke any such rules.

(b) Every finding, decision, and determination made by the Administrator shall, to the full extent permitted by law, be final and binding upon the Company and each Participant, except to the extent found by a court of competent jurisdiction to be arbitrary or capricious.

(c) The Administrator shall, to the maximum extent reasonably possible, interpret all provisions of this Plan in a manner that is consistent with all applicable laws, rules and regulations and the intended tax consequences of this Plan (including, without limitation, guidance that may be issued after the effective date of this Plan).

Section 5.2 Indemnification by the Company; Liability Insurance.

(a) The Company shall pay or reimburse any of the Company’s officers, directors or employees who administer the Plan for all expenses incurred by such Persons in, and shall indemnify and hold them harmless from all claims, liability and costs (including reasonable attorneys’ fees) arising out of, the good faith performance of their Plan functions.

(b) The Company may obtain and provide for any such Person, at the Company’s expense, liability insurance against liabilities imposed on him by law.

Section 5.3 Recordkeeping.

(a) The Administrator shall maintain suitable records of each Participant’s individual Deferred Compensation Accounts and such other records as the Administrator deems appropriate in order to administer this Plan.

(b) The Administrator may appoint a secretary to keep the record of proceedings relating to the Plan, to transmit its decisions, instructions, consents or directions to any interested party, and to execute and file, on behalf of the Administrator, such reports or other documents as may be necessary or appropriate under applicable law to perform ministerial acts.

(c) The Administrator shall not be required to maintain any records or accounts which duplicate any records or accounts maintained by the Company.

Section 5.4 Service of Process. The Secretary of the Company is hereby designated as agent of the Plan for the service of legal process.

Section 5.5 Service in More than One Capacity. Any Person or group of Persons may serve in more than one capacity with respect to the Plan.

Section 5.6 Designation of Beneficiary.

(a) Each Participant shall have the right to designate, revoke and redesignate one or more beneficiaries hereunder (each a “Beneficiary”) and to direct payment of the amount credited to his or her Deferred Compensation Account to such Beneficiaries upon his or her death. Designation, revocation and redesignation of Beneficiaries shall be made on such form as shall be designated by the Administrator. If a married Participant wishes to designate a Person other than his or her spouse as Beneficiary, the Administrator may require (as a condition precedent to the effectiveness of such designation) that such designation be consented to in writing by the spouse. Upon the receipt by the Administrator of a new, valid Beneficiary designation from a Participant, all Beneficiary designations previously delivered by such Participant and received by the Administrator before the Participant’s death shall be canceled. The Administrator shall be entitled to rely on the last Beneficiary designation delivered by the Participant. No designation, revocation or change in designation of a Beneficiary shall be valid or effective unless signed by the Participant (and by the Participant’s spouse, to the extent required pursuant to this Section 5.7(a) and until received in writing by the Administrator or its designated agent.

(b) If a Participant fails to designate a Beneficiary as provided in Section 5.7(a) or, if all designated Beneficiaries predecease the Participant or die prior to distribution of the Participant’s benefits under this Plan, then the Participant’s designated Beneficiary shall be deemed to the duly appointed and currently acting personal representative of the Participant’s estate (which shall include either the Participant’s probate estate or living trust). In any case where there is no such personal representative of the Participant’s estate duly appointed and acting in that capacity within ninety (90) days after the Participant’s death (or such extended period as the Administrator determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed one hundred eighty (180) days after the Participant’s death), then the Participant’s Beneficiary shall be deemed to be the

Person or Persons who can verify by court order that they are legally entitled to receive the benefits specified hereunder. If a Participant dies and his or her benefits become payable to the Participant’s Beneficiary, but the Beneficiary’s death occurs before such payment can actually be made, payment shall be made to the Beneficiary’s duly appointed and currently acting personal representative of the Beneficiary’s estate (which shall include either the Beneficiary’s probate estate or living trust). In any case where there is no such personal representative of the Beneficiary’s estate duly appointed and acting in that capacity within ninety (90) days after the Beneficiary’s death (or such extended period as the Administrator determines is reasonably necessary to allow such Personal representative to be appointed, but not to exceed one hundred eighty (180) days after the Beneficiary’s death), then payment shall be made to the Person or Persons who can verify by court order that they are legally entitled to receive the benefits otherwise payable to the deceased Beneficiary.

(c) If the Administrator has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Administrator shall have the right, exercisable in its reasonable discretion, to withhold such payments until this matter is resolved to the Administrator’s reasonable satisfaction. The payment of benefits under this Plan to a Participant’s Beneficiary in accordance with this Section 5.7 shall fully and completely discharge the Company and the Administrator from all further obligations under this Plan with respect to the Participant.

ARTICLE VI

MISCELLANEOUS PROVISIONS

Section 6.1 Amendment of Plan. Except as may otherwise be prohibited by applicable law, the Plan may be wholly or partially amended by the Administrator from time to time; provided, however, that no amendment shall lengthen the time period applicable to such Participant under Section 4.1 or otherwise decrease the non-forfeitable interest any Participant or any other Person entitled to payment under the Plan has in the Participant’s Deferred Compensation Accounts without such Participant’s written approval.

Section 6.2 Termination of the Plan. This Plan shall terminate on the later of the second anniversary of the Effective Date and the date on which the balance is distributed from each Participant’s Deferred Compensation Account (the “Term”).

Section 6.3 Errors and Misstatements. In the event of any misstatement or omission of fact by a Participant to the Administrator or any clerical error resulting in payment of benefits in an incorrect amount, the Administrator shall promptly cause the amount of future payments to be corrected upon discovery of the facts and shall pay the applicable Participant or other Person entitled to payment under the Plan any underpayment in cash in a lump sum or shall either recoup any overpayment from future payments to the applicable Participant or other Person entitled to payment under the Plan or proceed against the applicable Participant or other Person entitled to payment under the Plan for recovery of any such overpayment.

Section 6.4 Tax Withholding. The Company shall satisfy any state or federal employment tax withholding obligation with respect to the balance in a Participant’s Deferred Compensation Account by deducting such amounts from any compensation payable by the Company to the Participant on the Distribution Date.

Section 6.5 Governing Law; Severability. This Plan shall be construed, administered and governed in all respects under and by applicable federal laws and, where state law is applicable, the laws of the State of Delaware. If any provisions of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Plan shall continue to be fully effective.

Section 6.6 Unsecured General Creditor. The Participants’ Deferred Compensation Accounts shall be memorandum accounts on the books of the Company only. As such, the balance in a Participant’s Deferred Compensation Account shall be used solely as a device for the determination of the amount to be eventually distributed to the Participant in accordance with this Plan. The Company’s payment obligations under the Plan shall constitute merely an unfunded and unsecured promise of the Company to pay benefits in the future to those Persons to whom the Company has a benefit obligation under this Plan (as determined in accordance with the terms hereof). No assets of the Company shall be held under any trust, or held in any way as collateral security, for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company and the respective rights of the Participants and Beneficiaries shall be no greater than those of the Company’s unsecured general creditors. Further, no Participant shall be entitled to any voting or other stockholder rights with respect to his or her balance under this Plan.

Section 6.7 Limitation on Rights of Employees. The Plan is strictly a voluntary undertaking on the part of the Company and shall not constitute a contract of employment between the Company and any Participant. Nothing contained in the Plan shall give any Participant the right to be retained in the service of the Company or to interfere with or restrict the right of the Company, which is hereby expressly reserved, to discharge or retire any Participant at any time without notice and with or without cause, except as provided by law. Inclusion under the Plan will not give any Participant any right or claim to any benefit hereunder except to the extent such right has specifically become fixed under the terms of the Plan. The doctrine of substantial performance shall have no application to Participants or any other Persons entitled to payments under the Plan.

Section 6.8 Payment on Behalf of Minors or Persons under Incapacity. In the event any amount becomes payable under the Plan to a minor or a Person who, in the sole judgment of the Administrator is considered by reason of physical or mental condition to be unable to give a valid receipt therefor, the Administrator may direct that such payment be made to any Person found by the Administrator, in its sole judgment, to have assumed the care of such minor or other Person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Company, the Board, the Administrator, and their officers, directors and employees in respect of such payment.

Section 6.9 References. Unless the context clearly indicates to the contrary, a reference to a statute, regulation or document shall be construed as referring to any subsequently enacted, adopted or executed successor statute, regulation or document.

Section 6.10 Inability to Locate Participant. In the event that, notwithstanding its reasonable efforts to do so, the Administrator is unable to locate a Participant or Beneficiary within two years following the date on which the Participant’s employment by the Company and/or its Subsidiaries terminates for any reason, or if earlier, within two years following the Distribution Date, the amount allocated to the Participant’s Deferred Compensation Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefits, such benefits shall be reinstated without interest.

Section 6.11 Compliance with Laws. This Plan and the payment of money under this Plan, are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities laws) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Each Person acquiring any rights under this Plan will, if requested by the Company, provide such assurances and representations to the Company as the Administrator may deem necessary or desirable to assure compliance with all applicable legal requirements.

Notwithstanding anything in the Plan to the contrary, all Plan benefit obligations and payments are subject to guidance issued by the U.S. Department of Treasury under Section 409A of the Code. To the extent required, the Company may modify the benefits payable hereunder and the timing of benefits payable hereunder to comply with such guidance; provided, however, that the present value of the aggregate Plan benefits payable to a Participant after such modification shall not be less than the present value of the Plan benefits payable to the Participant prior to the modification.

Section 6.12 Status of the Plan. The Plan is intended to be a non-qualified deferred compensation plan that meets the requirements for deferral of taxation under Code Section 409A and “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employee” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent. All Deferred Compensation Accounts and all credits and other adjustments to such Deferred Compensation Accounts shall be bookkeeping entries only and shall be utilized solely as a device for the measurement and determination of amounts to be paid under the Plan. No Deferred Compensation Accounts, credits or other adjustments under the Plan shall be interpreted as an indication that any benefits under the Plan are in any way funded.

Section 6.13 Effect Upon Other Plans. Except to the extent provided herein, nothing in this Plan shall be construed to affect the provisions of any other plan maintained by the Company.

Section 6.14 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

Section 6.15 Claims Procedure.

(a) Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Administrator a written claim for a determination with respect to the benefits payable to such Claimant pursuant to this Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

(b) Notification of Decision. The Administrator shall consider a Claimant’s claim within a reasonable time, but no later than ninety (90) days after receiving the claim. If the Administrator determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render the benefit determination. As soon as practicable after making its determination, the Administrator shall notify the Claimant in writing:

(i) that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(ii) that the Administrator has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(A)	the specific reason(s) for the denial of the claim, or any part of it;

(B)	specific reference(s) to pertinent provisions of this Plan upon which such denial was based;

(C)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(D)	an explanation of the claim review procedure set forth in Section 6.15(c); and

(c) Review of a Denied Claim. No later than sixty (60) days after receiving a notice from the Administrator that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Administrator a written request for a review of the denial of the claim. The Claimant (or the Claimant’s duly authorized representative):

(i) may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

(ii) may submit written comments or other documents; and/or

(iii) may request a hearing, which the Administrator, in its sole discretion, may grant.

(d) Decision on Review. The Administrator shall render its decision on review promptly, and no later than sixty (60) days after the Administrator receives the Claimant’s written request for a review of the denial of the claim. If the Administrator determines that special circumstances require an extension of time for completing its review, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render its decision on the review. In rendering its decision, the Administrator shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(i) specific reasons for the decision;

(ii) specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(iv) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

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As adopted by the Board of Directors on                     , 200  .